Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries, Inc. Announces Plans for Rights Offering to Shareholders

November 3, 2017	NASDAQ: SMIT

Portland, OR. – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) relating to the distribution, at no charge, to the holders of the Company’s outstanding common stock, no par value (“Common Stock”), of non-transferable subscription rights to purchase shares of Common Stock. Each holder will receive one subscription right for each share of Common Stock owned on the record date (which is yet to be determined), and each subscription right will entitle the holder to purchase one-third of a share of Common Stock, which the Company refers to as the basic subscription right.

The proposed rights offering will also include an over-subscription right wherein holders who exercise their basic subscription rights in full will be entitled to exercise an over-subscription right to purchase some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among holders exercising the over-subscription right.

Representatives of the Teton Westwood Mighty Mites Fund (the “Fund”), a current shareholder of the Company, have informed the Company that the Fund intends to exercise its basic subscription rights in full and its over-subscription rights up to the remaining full amount of the rights offering.

The Company intends to use the net proceeds from the rights offering as additional capital for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across the Company’s three product lines.

Questions about the rights offering or requests for copies of the preliminary prospectus may be directed to the Company’s Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 800-733-1121.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, the subscription rights or the underlying Common Stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Schmitt Industries

Schmitt Industries, Inc., an Oregon corporation, designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE:

2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258